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                                  EXHIBIT 10.9


                              DISTRIBUTOR AGREEMENT

                                     between

                               THE UPJOHN COMPANY

                                       and

                              ---------------------

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Redacted portions have been marked with asterisks (***). Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


                             DISTRIBUTION AGREEMENT


          THIS DISTRIBUTION AGREEMENT is made and entered into the ____ day of _____________, 19 ___ by and between THE UPJOHN COMPANY, a Delaware corporation ("Upjohn"), with offices at 7000 Portage Road, Kalamazoo, MI 49001 and ______________ ("Distributor"), a _____________ corporation with offices at ________________________

          WHEREAS, Upjohn is engaged in the business of manufacturing the products described in Exhibit A attached hereto;

          WHEREAS, the Distributor would like to act as Upjohn's distributor of such products on a nonexclusive basis within the area hereinafter described;

          Now, therefore, in consideration of the promises and agreements herein set forth, it is agreed as follows:

                          I. DESIGNATION AS DISTRIBUTOR


          1.1 Upon and subject to the terms and conditions contained in this Agreement, Upjohn hereby designates the Distributor as an authorized distributor of the products listed and described in Exhibit A attached hereto and made a part hereof (hereinafter referred to as the "Products"), throughout the area hereinafter described.

         1.2 Distributor hereby agrees that it will distribute and otherwise undertake to market the Products only within the territory described in Exhibit B attached hereto and

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made a part hereof (hereinafter referred to as the "Territory") and that it will make deliveries of the Products only within the Territory and only to persons located within the Territory whom the Distributor has no reason to believe may take the Products outside the Territory.

         1.3 Distributor shall have no right to distribute the Products to any person or entity that may further distribute the Products without the written approval of Upjohn.

                       II. PURCHASE AND RESALE OF PRODUCTS

         2.1 Upjohn hereby grants to the Distributor the right, subject to the terms and conditions of the Agreement, to purchase the Products from Upjohn for resale only.

         2.2 Upjohn agrees to sell and deliver to the Distributor such Products as the Distributor may order for purchase, to the extent that Upjohn has such Products available for sale and accepts such orders. No order submitted to Upjohn by the Distributor shall become effective unless and until it is formally accepted by Upjohn.

         2.3 Upjohn reserves the right to accept or reject any orders received by it from the Distributor. All orders and deliveries are subject to the condition that the Distributor's credit standing is, in the sole judgment of Upjohn's credit department, acceptable.

                          III. PRICES AND PAYMENT TERMS

         3.1 The prices to be paid by the Distributor for the Products, purchased for resale, in the absence of a specific arrangement in writing to the contrary, shall be Upjohn's list prices in effect at the time of shipment. Prices are subject to change by Upjohn at any time upon written notice to the Distributor. No change in price shall,

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however, be effective with respect to any orders received from the
Distributor which have been previously accepted by Upjohn.

         3.2 Unless otherwise specifically agreed in writing, payment for any Products purchased by the Distributor shall be made within the time when such payment is due under Upjohn's standard terms and conditions for sale as in effect from time to time. In case of any failure by the Distributor in making payment for the Products shipped hereunder, Upjohn may, at its option, defer further deliveries until the overdue payments shall have been made and Upjohn shall be satisfied that payment will be made for further deliveries.

                           IV. DELIVERY; RISK OF LOSS

         4.1 Upjohn shall ship all Products ordered by the Distributor hereunder in the manner and under the terms specified in Exhibit C attached hereto and made a part hereof.

         4.2 Upjohn will not be responsible for any delays or damages in shipment occurring after delivery of Products and transfer of title thereto to Distributor as aforesaid. Distributor will handle the Products strictly in accordance with Upjohn's shipment instructions.

                        V. WARRANTIES AND REPRESENTATIONS

         5.1 a) Upjohn shall use due care in the manufacture of the Products sold hereunder in accordance with the provisions of the Federal Food, Drug and Cosmetic Act (the "Act") and the FDA's Current Good Manufacturing Practices and other regulations promulgated thereunder relating to the manufacture of pharmaceutical

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products.

             (b) Upjohn hereby acknowledges that no Product constituting or being a part of any shipment made by Upjohn pursuant hereto shall at the time of any such shipment be adulterated or misbranded within the meaning of the Act, or regulations promulgated thereunder, as such law or regulation is constituted and in effect at the time of any such shipment.

         5.2 The foregoing warranty is in lieu of any other warranties, express or implied, including but not limited to any implied warranties of merchantability or fitness for a particular purpose. Distributor shall not bind or purport to bind Upjohn to any affirmation, representation or warranty with respect to the Products to any third party.

         5.3 Upjohn and Distributor will cooperate to handle any complaints of Distributor's customers in an efficient and cost-effective manner, PROVIDED that Distributor shall not return any Product to Upjohn without Upjohn's prior written consent in each instance.

                         VI. OBLIGATIONS OF DISTRIBUTOR

          6.1 Distributor shall maintain a stock of all Products and be able to deliver 100% of orders within two working days.

         6.2 Distributor shall use its best efforts to promote and sell the Products in the Territory. All advertising, sales promotion and selling costs shall be the responsibility of Distributor. Further, Distributor agrees to initiate an incentive program with Distributor's sales and marketing personnel to encourage promotion of Upjohn's Products. Distributor shall submit to Upjohn reports of its incentive program on a quarterly basis.

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         6.3 Distributor shall be responsible for the shipping and billing on all orders that are $300 or less. On orders greater than $300, Upjohn shall be responsible for the shipping and billing to the customer.

         6.4 Distributor shall provide Upjohn with sales reports in a form designated by Upjohn, on a monthly basis, which reports shall include, without limitation, customer names and addresses, customer contacts, customer purchases and pricing.

                            VII. UPJOHN'S ASSISTANCE

         7.1 Upjohn will supply to Distributor sales and promotional materials to assist Distributor in selling or distributing the Products in a proper manner. Upjohn shall not be responsible for or incur any liability in connection with any sales or promotional materials not provided by it.

         7.2 Upjohn shall provide to Distributor, in its sole discretion, additional assistance, including qualified personnel to train and monitor Distributor's sales force in product knowledge, selling skills and Upjohn's marketing programs.

          7.3 Upjohn shall replace all out-dated Products at 80% of Upjohn's best catalog price at the time of the Products' return.

7.4 UPJOHN'S INCENTIVE PROGRAM

          (a) By the last day of each calendar quarter, Upjohn shall pay Distributor an "incentive payment" for each Product shipped by Distributor and payment for which was received in full by the Distributor during the immediately preceding calendar quarter.

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           (b) The incentive payment shall be calculated as follows:

               1.  GROUP IV PRODUCTS

                   a. Upjohn will pay distributor *% of the sales price for stocking, shipping and collecting payment for the Product, plus

                   b. Upjohn will pay Distributor up to a maximum of *% of the sales price based on the Distributor's participation, as determined by Upjohn, in the activities as described in Exhibit D attached hereto and made a part hereof.

               2.  All Other Products

                   a. Upjohn will pay distributor *% of the sales price for stocking, shipping and collecting payment for the Product, plus

                   b. Upjohn will pay Distributor up to a maximum of *% of the sales price based on the Distributor's participation, as determined by Upjohn, in the activities as described in Exhibit D attached hereto and made a part hereof.



***Confidential material omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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                           VIII. TERM AND TERMINATION

          8.1 This Agreement shall become effective upon its execution by both parties hereto by their authorized representatives. Upon execution, this Agreement shall remain in effect until terminated under the provisions hereinafter set forth.

          8.2 This Agreement may be terminated at any time by mutual consent of the parties in writing, effective as provided therein, or may be terminated without cause by either party be giving the other party thirty
(30) days notice, in writing, by registered or certified mail, of such termination.

                               IX. REGULATORY MATTERS

         9.1 Distributor shall promptly notify Upjohn of, and shall provide Upjohn with, copies of any correspondence or other documentation received by or prepared by Distributor in connection with any of the following events:
(a) receipt of a Warning Letter or other regulatory correspondence from the FDA or any other regulatory authority in connection with the distribution and/or storage of the Products; (b) any seizure or other regulatory or enforcement action by the Food and Drug Administration or other regulatory authority against the Products; or (c) any recall, market withdrawal or field correction of the Products.

         9.2 Distributor shall maintain copies of all complaints received by it concerning Upjohn's Products and shall promptly provide to Upjohn copies of all such complaints. Upjohn shall have the sole responsibility for reporting to the FDA and/or any other regulatory authority all relevant complaints relating to the Products, including, but not limited to, complaints relating to adverse drug experience reports.

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         9.3 In the event that Distributor's facilities and/or records are inspected by representatives of any federal, state or local regulatory agency in connection with Upjohn's Products, Distributor shall notify Upjohn immediately (by telephone and, if possible, in writing) upon learning of such inspection, and shall supply Upjohn with copies of any correspondence or portions of correspondence which relate to such inspection. Upjohn shall have the right to review and comment on any response, or partial response prior to submission of the response. After the filing of the response with the appropriate regulatory authority, Distributor will notify Upjohn of any further developments relating to the Products, and Distributor shall provide copies of any documents obtained or received by Distributor from such regulatory authority which relate to such further developments.

                               X. PRODUCT RECALLS

         10.1 The parties agree that if either party shall discover or become aware of any fact, condition, circumstance or event (whether actual or potential) concerning or related to any Products which may reasonably require recall, market withdrawal, or field correction of the Products, such party shall promptly communicate such fact, condition, circumstance or event to the other party within twenty-four (24) hours. In the event that: (a) any governmental entity or regulatory body requests that any Products be recalled, (b) a court of competent jurisdiction orders such a recall, or (c) the parties agree, after consultation with each other, that any of the Products should be recalled, withdrawn from the market or corrected in the field, the parties shall take all appropriate remedial actions with respect to such recall, withdrawal, or field correction of the Products. In the extent that it is necessary to communicate with any party, including but not limited to any governmental entity or regulatory body, the media or any customer of Upjohn, concerning any such fact, condition, circumstance or event, an Upjohn official shall be

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the primary contact person concerning the remedial action. The party that is responsible, as determined by an independent testing laboratory or mutually acceptable FDA consultant, for the fact, consideration, circumstance or event resulting in the recall, market withdrawal or field correction of the Products shall bear all expense of notification, including but not limited to, preparing customer lists and letters, mailing expenses, media notices or other public announcements and any other necessary notices, and distribution or return of the recalled, withdrawn, or corrected Product. Distributor shall maintain, for a period of three years after the termination or expiration of this Agreement, sufficient records of all sales and distributions of Products (including but not limited to the names of customers purchasing such product or the person receiving such distribution of Products) in order to adequately administer a product recall, market withdrawal, or field correction.

                              XI. LEGAL COMPLIANCE

         11.1 Each-party shall comply with all federal and state laws, regulations and mandatory guidelines applicable to the content of its business pursuant to this Agreement, including, but not limited to the Federal Food, Drug & Cosmetic Act, and the Viruses, Serums, and Toxins Act.

                XII. TRADEMARKS AND PROPRIETARY INFORMATION

         12.1 Distributor may use Upjohn's trademarks as listed in Exhibit E attached hereto and made a part hereof (hereinafter referred to as "Trademarks") on a non-exclusive basis during the term of this Agreement in the Territory solely for display, promotional and advertising purposes in connection with the sale and distribution of the Products as permitted hereunder. No other use of the Trademarks is permitted without Upjohn's prior written permission.

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          12.2 Distributor shall identify prominently each Product by the
Trademark or Trademarks specified by Upjohn for such Product.

         12.3 Distributor shall use the Trademarks so as to assure their continued validity and enforceability. Distributor shall use the Trademarks in strict compliance with the provisions of all applicable laws and regulations.

         12.4 No trademarks or trade names other than the Trademarks shall be affixed to any Product.

         12.5 Each party hereto understands that in connection with its performance under this Agreement, it may receive from the other party certain of the other party's confidential and proprietary technical or commercial information and trade secrets, including information concerning the Products and other products, the other party's sales, promotional and pricing policies, plans for product development or marketing, sources of supply, manufacturing processes and techniques, formula and raw materials. Each party will treat as confidential and proprietary any information not protected by patent or copyrights, and will not disclose such information to any third party without the other party's prior written consent. Furthermore, the receiving party will take all steps necessary to ensure that all persons to whom such information is disclosed in the course of its performance of this Agreement will treat such information as confidential and proprietary and will not disclose such information to third parties.

         12.6 No rights or licenses with respect to patents, Proprietary Information, trademarks or trade names are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

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                          XIII. GENERAL PROVISIONS

         13.1 The Distributor is not an agent of Upjohn, and nothing herein or performed hereunder shall be represented or construed as constituting the Distributor an agent of Upjohn. The Distributor shall have no authority to make any representation, guarantee or warranty (except such as are set forth in any printed warranties furnished with the Products or otherwise authorized by Upjohn), commitment or agreement on behalf of Upjohn or to assume or incur any liability or indebtedness on Upjohn's behalf, or to bind Upjohn under any obligation whatever. Upjohn shall not be liable for any act or failure to act by the Distributor, its agents, salesmen, assistants or other employees. The Distributor agrees to indemnify Upjohn and hold it harmless from any and all claims resulting from violation of this paragraph or resulting from any activity of the Distributor, its agents, salesmen, assistants or other employees.

         13.2 Neither this Agreement nor any rights hereunder shall be assigned or transferred by the Distributor without the written consent of Upjohn.

         13.3 Upjohn shall in no event be liable for indirect, special or consequential damages or for lost profits on any claim of any kind resulting from any order hereunder, or from any performance or breach of this Agreement.

         13.4 None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either party, except by an instrument in writing signed by a duly authorized officer or representative of such party. Further, the waiver by either party of any right hereunder or the failure to enforce at any time any of the provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or any breach or failure of performance of the other party.

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          13.5 Any notice required or contemplated by this Agreement shall be in writing, delivered by registered or certified mail, addressed to the parties at their addresses hereinabove set forth, or at such other addresses as may from time to time be substituted thereof or by notice in writing sent by the party changing its address.

         13.6 This Agreement shall be governed by and interpreted in accordance with the laws of the State of Michigan, United States of America.

         13.7 If any provision of this Agreement shall in any way become violative or prohibited by or under the valid applicable laws, judgments, decrees or public policy of any state or jurisdiction, said provision or part thereof shall be, as to said jurisdiction, ineffective and void to the extent of such violation or prohibition without invalidating any of the remaining provisions of this Agreement.

         13.8 Distributor represents and warrants to Upjohn that this Agreement constitutes the legal, valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms. Upjohn represents and warrants to Distributor that this Agreement constitutes the legal, valid and binding obligation of Upjohn, enforceable against Upjohn in accordance with its terms.

         13.9 This Agreement and all exhibits attached hereto set forth the entire understanding between the parties as to the subject matter hereof and incorporates herein and supersedes all prior and collateral representations and agreements by or between the parties. Any and all prior franchise, dealership, distributorship or representation agreements, commitments or understandings which may have been entered into by the parties are hereby terminated and superseded hereby and any and all claims for violations or breach thereunder are hereby disavowed and released.

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         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized agents to sign this Agreement as of the first date written above.

THE UPJOHN COMPANY
                                   -----------------------------


By:                                By:
    -------------------------          -------------------------

Name:                              Name:
      -----------------------            -----------------------

Title:                             Title:
       ----------------------             ----------------------


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                                                                      EXHIBIT A

                               THE UPJOHN COMPANY

                                    PRODUCTS


GROUP IV PRODUCTS



ALL OTHER PRODUCTS


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                                                                      EXHIBIT B
                               THE UPJOHN COMPANY

                                    TERRITORY


      Fifty (50) United States and the District of Columbia

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                                                                      EXHIBIT C
                               THE UPJOHN COMPANY

                                TERMS OF DELIVERY

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                                                                      EXHIBIT D
                               THE UPJOHN COMPANY

                        ACTIVITY-BASED INCENTIVE PROGRAM

1.   Conduct telemarketing programs identified and described by Upjohn;

2.   Provide Upjohn with market and brand support;

3.   Initiate and complete promotional mailings;

4.   Conduct in-store advertising and marketing programs;

5.   Conduct merchandising programs;

6. Provide incentives to Distributor's sales personnel to promote sales of Upjohn Products; and

7. Assign an employee dedicated to handling Upjohn's business, including, but not limited to, promotions, reporting, goal setting, problem solving and communications with Upjohn and customers.

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                                                                      EXHIBIT E

                               THE UPJOHN COMPANY

                                   TRADEMARKS

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                               THE UPJOHN COMPANY

                                 PRICING POLICY

The Upjohn Company ("Upjohn") believes that excessive discounting of its products jeopardizes brand integrity and defeats advertising and marketing goals. Accordingly, under Upjohn's Pricing Policy, Upjohn will terminate its business relationship with any Distributor who advertises or sells any Upjohn product at a price below the suggested retail price for the products on Upjohn's most current price list. In addition, Upjohn will terminate its business relationship with any Distributor who provides rebates or other forms of price reductions on Upjohn products such that the price is below the suggested retail price on Upjohn's most current price list.

The Pricing Policy reflects the unilateral action of Upjohn and is subject to modification within Upjohn's sole discretion. Upjohn does not seek, nor will it accept, a Distributor's agreement to the Pricing Policy. Each Distributor must make its own independent decision as to how to advertise and to sell Upjohn products, including deciding at what price to sell Upjohn products.

Issued:  September, 1995